EXHIBIT 1.1

ARTICLES OF INCORPORATION

3702356

FILED
Secretary of State
State of California
AUG 1 3 2014

ARTICLES OF INCORPORATION

OF

HYGEN INDUSTRIES, INC.

I

The name of this corporation is HYGEN INDUSTRIES, INC.

II

The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

III

The name and address in the State of California of this corporation's initial agent for service of process is:

Mr. Paul Dillon
HyGen Industries, Inc.
11693 San Vicente Boulevard, Suite 445
Los Angeles, California 90049

IV

The mailing address of the corporation is:

P.O. Box 6911
Eureka, California 95502

The street address of the corporation is:

11693 San Vicente Boulevard, Suite 445
Los Angeles, California 90049

V

The corporation is authorized to issue two classes of shares. One class of shares shall be designated as common stock, par value $0.001 per share, and the total number of common shares which this corporation is authorized to issue is 490,000,000. The other class of shares shall be designated as preferred stock, par value $0.001 per share, and the total number of preferred shares which this corporation is authorized to issue is 10,000,000. The preferred stock authorized by these Articles of Incorporation shall be issued in series. The Board of Directors of this corporation is authorized to determine or alter the rights, preferences, privileges, and restrictions granted to or imposed upon any wholly unissued series of preferred stock, and within the limitations or restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series, to determine the designation and par value of any series, and to fix the number of shares of any series.

VI

The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

3702356

VII

The corporation is authorized to provide indemnification of agents (as defined in Section 317 of the Corporations Code) for breach of duty to the corporation and its stockholders through bylaw provisions or through agreements with the agents, or both, in excess of the indemnification otherwise permitted by Section 317 of the Corporations Code, subject to the limits on such excess indemnification set forth in Section 204 of the Corporations Code.

Dated: July 31, 2014

Frances Severe

I hereby declare that I am the person who executed the foregoing Articles of Incorporation, which execution is my act and deed.

Frances Severe

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